Exhibit 99.1

Contacts:	Montana news media — David Hoffman, 406-431-6783
Other news media — George C. Lewis, 610-774-5997
Financial analysts — Joseph P. Bergstein, 610-774-5609

PPL Montana reaches agreement to sell hydroelectric facilities

Includes more than 630 megawatts of generating capacity

ALLENTOWN, Pa. (Sept. 26, 2013) – PPL Corporation (NYSE: PPL) announced Thursday (9/26) that its PPL Montana, LLC subsidiary has reached an agreement to sell its hydroelectric facilities to NorthWestern Energy for $900 million in cash, subject to certain adjustments.

The agreement includes PPL Montana’s 11 hydroelectric power plants, which have a combined generating capacity of more than 630 megawatts, as well as the company’s Hebgen Lake reservoir. The sale is expected to close in the second half of 2014 and will require regulatory approvals, including approval from the Federal Energy Regulatory Commission and Montana Public Service Commission.

“This is an opportunity to secure attractive shareowner value for high-performing, non-carbon assets,” said William H. Spence, chairman, president and chief executive officer of PPL Corporation.

The agreement does not include PPL Montana’s interest in the Colstrip facility or its J.E. Corette coal-fired facility located near Billings. The Colstrip plant is jointly owned by PPL Montana and five other companies, including NorthWestern Energy. PPL Montana previously announced that it plans to mothball the Corette plant in April 2015.

The agreement also does not include the Butte-based power marketing and trading operations of PPL Montana’s marketing and trading affiliate, PPL EnergyPlus, LLC. PPL EnergyPlus will continue to market the output of PPL Montana’s remaining generation assets and continue to serve its current and prospective customers.

In a related transaction, PPL Montana will pay $271 million to terminate a sale-leaseback arrangement for its interest in the Colstrip coal-fired facility. Termination of the lease is expected to be completed by the end of 2013 and is subject to approval of the Federal Energy Regulatory Commission.

PPL estimates that the total net proceeds of the sale of its Montana hydroelectric facilities, the termination of the sale-leaseback agreement, and other adjustments, on the terms set forth in the applicable agreements, will be approximately $623 million.

PPL Montana’s hydroelectric facilities include its Thompson Falls Dam on the Clark Fork River; Kerr Dam on the Flathead River; Madison Dam on the Madison River; Hauser, Holter, Black Eagle, Rainbow, Cochrane, Ryan and Morony dams along the Missouri River; and Mystic Lake Dam on West Rosebud Creek.

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UBS Investment Bank and RBC Capital Markets LLC served as PPL’s financial advisors. Simpson Thatcher & Bartlett LLP served as PPL’s legal advisor.

PPL Corporation, with 2012 revenue of more than $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets. More information is available at www.pplweb.com.

Certain statements contained in this news release, including statements with respect to future earnings, cash flow and business conditions, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Among the important factors that could cause actual results to differ materially from the forward-looking statements are: political, regulatory or economic developments and conditions, and requirements or conditions that could be imposed in connection with obtaining necessary regulatory approvals. Any such forward-looking statements should be considered in light of such factors and in conjunction with other factors described in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media website at www.pplnewsroom.com for additional news and background about PPL Corporation and its subsidiaries.

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